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                                                                   Exhibit 10.38


                        DESCRIPTION OF ARRANGEMENT WITH
                          SOMERSET CENTRAL CORPORATION



     T. Jerome Madison is Vice President, Chief Financial Officer, Secretary and a Director of the Company. Mr. Madison's services are provided to the Company under an oral agreement between the Company and Somerset Central Corporation, a New Jersey corporation, of which Mr. Madison is the sole stockholder, director and officer. The arrangement calls for monthly payments of $13,750 plus out-of-pocket expenses. For the year ended December 31, 1994, the Company recorded approximately $180,000 for services rendered under the agreement.